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                                                                    EXHIBIT 10.3

                                CREDIT AGREEMENT

     This CREDIT AGREEMENT, dated as of April 30, 2003, by and between CUBIST PHARMACEUTICALS, INC., a Delaware corporation (the "BORROWER") and CITIZENS BANK OF MASSACHUSETTS, a Massachusetts bank (the "LENDER").

     In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.   DEFINITIONS.

     All capitalized terms not defined herein but defined in APPENDIX A attached hereto shall have the meanings given to such terms in APPENDIX A attached hereto. All terms defined in this Agreement shall also have such defined meanings when used in the other Financing Documents or any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise specified herein or therein.

     All references in this Agreement to Sections, Subsections, Exhibits, Schedules and Appendices refer to the Sections, Subsections, Exhibits, Schedules and Appendices of this Agreement unless otherwise indicated. All Exhibits, Schedules and Appendices attached to this Agreement are incorporated herein and made a part hereof.

SECTION 2.   THE LOAN.

     2.1     GENERAL.

             (a) Subject to the terms and conditions hereof, the Lender agrees to make a loan (the "LOAN") to the Borrower on the Closing Date in the original principal amount of Five Million and 00/100 Dollars ($5,000,000.00). The principal amount of the Loan may from time to time be advanced as or converted to (i) LIBOR Loans, (ii) Prime Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Lender in accordance with subsections 2.2 and 2.8.

             (b) On the Closing Date, the Borrower shall execute and deliver to the Lender a certain Term Note of the Borrower dated as of the Closing Date evidencing the Loan, substantially in the form of EXHIBIT A attached hereto (the "NOTE"). The Lender is hereby authorized to record the date, Type and amount of the Loan made, the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of LIBOR Loans, the length of each Interest Period and LIBOR Rate with respect thereto, on the schedule (or any continuation of the schedule) annexed to and constituting a part of the Note and any such recordation shall, to the extent permitted by applicable law, constitute prima facie evidence of the accuracy of the information so recorded (absent manifest error); PROVIDED, HOWEVER, that the failure to make any such recordation (or any error

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     therein) shall not affect the obligation of the Borrower to repay (with applicable interest) the Loan.

     2.2 PROCEDURE FOR BORROWING. If all or any part of the Loan is to be initially LIBOR Loans, the Borrower shall give the Lender irrevocable notice thereof (which notice must be received by the Lender prior to 3:00 p.m., Boston, Massachusetts time, three (3) Business Days prior to the Closing Date), specifying (a) the amount of the Loan which is initially to be LIBOR Loans and
(b) the respective amounts thereof and the lengths of the initial Interest Periods therefor. To the extent that the Borrower does not deliver a notice pursuant to the immediately preceding sentence, the Loan shall initially be Prime Rate Loans. On the Closing Date, the Lender will credit the account of the Borrower on the books of the Lender with the amount so borrowed.

     2.3 USE OF PROCEEDS. The proceeds of the Loan shall be used by the Borrower to refinance the existing term loan made by Fleet National Bank to the Borrower, finance capital expenditures and for general corporate purposes.

     2.4     INTEREST RATES.

             (a) Each portion of the unpaid principal balance of the Loan which is a LIBOR Loan shall bear interest, for each Interest Period applicable thereto, at a rate per annum equal to the LIBOR Rate plus 2.75%.

             (b) Each portion of the unpaid principal balance of the Loan which is a Prime Rate Loan shall bear interest at a rate per annum equal to the Prime Rate plus 0.5%.

     2.5 PAYMENT OF TERM LOAN. The Borrower hereby unconditionally promises to pay to the order of the Lender the principal amount of the Loan in quarterly installments of Five Hundred Thousand and 00/100 Dollars ($500,000.00) each, commencing on June 30, 2003, and continuing on the last day of each consecutive quarter thereafter with a final payment of One Million and 00/100 Dollars ($1,000,000) on the Maturity Date. The Borrower hereby further agrees to pay interest on the unpaid principal balance of the Loan, in arrears, on each Interest Payment Date; provided, however, any such interest accruing at the Late Rate shall be due and payable on demand. On the Maturity Date (or such earlier date on which the Loan becomes due and payable pursuant to subsection 7.1), the entire remaining outstanding balance of the Loan (including, without limitation, all unpaid principal, all accrued but unpaid interest and all unpaid fees, charges, costs and expenses) shall be immediately due and payable in full.

     2.6 METHOD OF PAYMENT. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 3:00 p.m., Boston, Massachusetts time, on the due date thereof to the Lender, at the Lender's office specified in subsection 9.4 (or such other place as the Lender may specify in writing from time to time), in Dollars and in immediately available funds. Payments received by the Lender after such time shall be deemed to have been received on the next Business Day. If any payment hereunder (other than payments on LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of

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principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest shall be payable thereon at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. The Borrower hereby authorizes the Lender to charge or debit any deposit account of the Borrower with the Lender to effect (i) any payment of principal or interest due hereunder and (ii) any other payment invoiced by the Lender to the Borrower and not paid by the Borrower when due.

     2.7     PREPAYMENTS.

             (a) OPTIONAL PREPAYMENT. The Borrower may at any time and from time to time prepay the Loan, in whole or in part, without premium or penalty (other than as provided in subsection 2.16), upon irrevocable notice to the Lender prior to 3:00 p.m., Boston, Massachusetts time, one (1) Business Day prior to such prepayment, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Loans, Prime Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each; PROVIDED, HOWEVER, notwithstanding the foregoing to the contrary, no such notice shall be required in connection with the prepayment of any Prime Rate Loan. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 2.16. Amounts prepaid on account of the Loan may not be reborrowed. Partial prepayments shall be in the aggregate principal amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) or a whole multiple of Fifty Thousand and 00/100 Dollars ($50,000.00) in excess thereof. No partial prepayment shall postpone or extend the date on which any principal or interest is otherwise due under any Loan hereunder.

             (b) APPLICATION OF PREPAYMENTS. All amounts received for the prepayment of Loans shall be applied to the Obligations as follows, so long as no Event of Default has occurred and is continuing: first, to any fees, charges, costs and expenses then owed by the Borrower to the Lender and second, to the unpaid principal balance of the Loan in inverse order of maturity. The application of any prepayment pursuant to this subsection shall be made first to the Base Rate Loans and second to the LIBOR Loans. Upon the occurrence and during the continuation of any Event of Default, all amounts received for the prepayment of Loans shall be applied to the Obligations in such manner as the Lender may reasonably determine.

             (c) MANDATORY PREPAYMENTS. The Borrower shall prepay the Loan in whole or in part in inverse order of maturity from any Net Proceeds within thirty (30) days after such Net Proceeds are received by the Borrower, provided that such Net Proceeds are greater than or equal to One Hundred Thousand and 00/100 Dollars ($100,000).

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     2.8     CONVERSION AND CONTINUATION OPTIONS.

             (a) The Borrower may elect from time to time to convert LIBOR Loans to Prime Rate Loans by giving the Lender at least one (1) Business Day's prior irrevocable notice of such election, provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto (or on any other day if on the date of such conversion the Borrower pays to the Lender accrued interest on such LIBOR Loans to the date of such conversion together with all amounts payable under subsection 2.16). The Borrower may elect from time to time to convert Prime Rate Loans to LIBOR Loans by giving the Lender at least three (3) Business Days' prior irrevocable notice of such election. Any such notice of conversion to LIBOR Loans shall specify the length of the initial Interest Period or Interest Periods therefor. All or any part of outstanding LIBOR Loans and Prime Rate Loans may be converted as provided herein; PROVIDED, HOWEVER, that (i) no Loan may be converted into a LIBOR Loan when any Event of Default has occurred and is continuing and the Lender has determined that such a conversion is not appropriate and (ii) no Loan may be converted into a LIBOR Loan after the date that is one month prior to the Maturity Date.

             (b) Any LIBOR Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Lender, in accordance with the applicable provisions of the term "Interest Period" set forth in APPENDIX A, of the length of the next Interest Period to be applicable to such Loans; PROVIDED, HOWEVER, that no LIBOR Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Lender has determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the maturity of the Loan; and PROVIDED FURTHER that if the Borrower shall fail to give such notice or if such continuation is not permitted, such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.

     2.9 MINIMUM AMOUNTS AND MAXIMUM NUMBER OF LIBOR LOANS. All borrowings, conversions and continuations of LIBOR Loans and Prime Rate Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loan comprising each LIBOR Loan shall be equal to Five Hundred Thousand and 00/100 Dollars ($500,000.00) or a whole multiple of One Hundred Thousand and 00/100 Dollars ($100,000.00) in excess thereof. In no event shall there be more than Five (5) LIBOR Loans outstanding at any time.

     2.10    LATE RATE; LATE CHARGE.

             (a) Notwithstanding any provision contained in this Agreement or any other Financing Document to the contrary, if all or a portion of (i) the principal amount of the Loan, (ii) any interest payable thereon or
     (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise, but taking into account any applicable grace period under subsection 7.1(a)), such overdue amount shall bear interest at a rate per annum (hereinafter referred to as the "LATE RATE") which is (x) in the case of overdue principal, the rate that would otherwise

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     be applicable to the Loan under this Agreement, plus Two Percent (2.0%) or
     (y) in the case of overdue interest, fees or other amounts due and payable hereunder, the rate that would otherwise be applicable under this Agreement to that portion of the unpaid principal amount of the Loan that is a Prime Rate Loan, plus Two Percent (2.0%), in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment).

             (b) The Borrower agrees to pay, on demand and in addition to all other amounts payable under this Agreement and the other Financing Documents, a late charge on any payment that is more than ten (10) calendar days late, which late charge shall be equal to Thirty Five and 00/100 Dollars ($35.00). The assessment or collection of late charges is not intended and shall not be construed to permit payment of any amount payable under this Agreement or any of the other Financing Documents beyond the applicable due date thereof. The time period which is allowed before the assessment of late charges is not intended and shall not be construed as a grace or cure period with respect to payment or performance of any obligation under this Agreement or any of the other Financing Documents.

             (c) Notwithstanding any provision contained in this Agreement or any other Financing Document to the contrary, in no event shall the amount paid or agreed to be paid by the Borrower (or any other Person) as interest or as a premium on the Loan or any other Obligations exceed the highest lawful rate permissible under any law applicable thereto.

     2.11    COMPUTATION OF INTEREST AND FEES.

             (a) Interest and all fees payable hereunder shall be computed daily on the basis of a year of 360 days and paid for the number of actual days for which due. The Lender shall as soon as practicable, notify the Borrower of each determination of a LIBOR Rate. Any change in the interest rate on a Loan resulting from a change in the Prime Rate or the LIBOR Reserve Requirement shall become effective as of the opening of business on the day on which such change becomes effective. The Lender shall, as soon as practicable, notify the Borrower of the effective date and the amount of each such change in interest rate.

             (b) Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error. The Lender shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Lender in determining any interest rate hereunder.

     2.12 INABILITY TO DETERMINE INTEREST RATE. If prior to the first day of any Interest Period:

             (a) the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant

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     market, adequate and reasonable means do not exist for ascertaining the
     LIBOR Rate for such Interest Period, or

             (b) the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower) that the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining its affected LIBOR Loans during such Interest Period, the Lender shall give telecopy or telephonic notice thereof to the Borrower as soon as practicable thereafter. If such notice is given, (x) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (y) any Prime Rate Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be converted to or continued as Prime Rate Loans and (z) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to Prime Rate Loans. Until such notice has been withdrawn by the Lender, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert Prime Rate Loans to LIBOR Loans.

     2.13 ILLEGALITY. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for the Lender to make or maintain LIBOR Loans as contemplated by this Agreement, (a) the commitment of the Lender hereunder to make LIBOR Loans, continue LIBOR Loans as such and convert Prime Rate Loans to LIBOR Loans shall forthwith be suspended until such time as it shall no longer be unlawful for the Lender to make or maintain LIBOR Loans as contemplated by this Agreement and (b) the portion of the Lender's Loan then outstanding as LIBOR Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such LIBOR Loans or within such earlier period as required by law. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to the Lender such amounts, if any, as may be required pursuant to subsection 2.16.

     2.14    INCREASED COSTS; CHANGED IN REQUIREMENTS OF LAW.

             (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the date hereof:

               (i) shall subject the Lender to any tax of any kind whatsoever with respect to this Agreement, the Note or any LIBOR Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for Non-Excluded Taxes, changes in the rate of tax on the overall net income of the Lender and taxes imposed as a result of any future, present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Note));

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               (ii)    shall impose, modify or hold applicable any reserve,
             special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

               (iii) shall impose on the Lender any other condition; and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender reasonably deems to be material, of making, converting into, continuing or maintaining LIBOR Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall, within ten
             (10) Business Days after receipt by the Borrower of the Lender's written demand, pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduced amount receivable. If the Lender has demanded such compensation under this subsection with respect to any LIBOR Loan, the Borrower shall have the option to convert immediately such LIBOR Loan into a Prime Rate Loan until the circumstances giving rise to such demand for compensation no longer apply; PROVIDED, HOWEVER, that (i) no such conversion shall affect the Borrower's obligation to pay compensation as provided herein which is due with respect to the period prior to such conversion and (ii) on the date of such conversion the Borrower shall pay to the Lender accrued interest on such LIBOR Loan to the date of conversion, together with any amounts payable pursuant to subsection 2.16.

             (b) If the Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy from any Governmental Authority, in each case made subsequent to the date hereof, shall have the effect of reducing the rate of return on the Lender's or such corporation's capital as a consequence of its obligations hereunderto a level below that which the Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Lender's or such corporation's policies with respect to capital adequacy) by an amount reasonably deemed by the Lender to be material, then from time to time, within ten (10) Business Days after receipt by the Borrower of the Lender's written demand, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.

     2.15    TAXES.

             (a) All payments made by the Borrower under this Agreement and the Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of any future, present or former connection between the Lender and the jurisdiction of the

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     Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Note or any other Financing Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("NON-EXCLUDED TAXES") are required to be withheld from any amounts payable to the Lender hereunder or under the Note, the amounts so payable to the Lender shall be increased ("INCREASED AMOUNTS") to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by the Borrower, the Borrower shall promptly send to the Lender, a certified copy of an original official receipt received by the Borrower showing payment thereof or other evidence of remittance of Non-Excluded Taxes reasonably acceptable to the Lender. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other reasonably acceptable evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The Borrower will indemnify the Lender for the amount of Non-Excluded Taxes paid by the Lender, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. The agreements in this subsection 2.15 shall survive the termination of this Agreement and the payment of the Loan and all other amounts payable hereunder.

             (b) If the Lender shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Non-Excluded Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid Increased Amounts, pursuant to this subsection, it shall promptly notify the Borrower of the availability of such refund claim and shall make the appropriate claim to such Governmental Authority for such refund. If the Lender receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Non-Excluded Tax as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid Increased Amounts pursuant to this subsection, it shall within thirty (30) days from the date of such receipt pay over such refund to the Borrower, net of all out-of-pocket third-party expenses of the Lender.

     2.16 BREAKAGE - INDEMNITY. The Borrower agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of LIBOR Loans or converting any LIBOR Loans to Prime Rate Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to

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borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the last day of the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such LIBOR Loans provided for herein over
(ii) the amount of interest (as reasonably determined by the Lender) which would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market. This covenant shall survive the termination of this Agreement and the payment of the Loan and all other amounts payable hereunder.

SECTION 3.   CONDITIONS PRECEDENT.

     The effectiveness of this Agreement and the agreement of the Lender to make the initial Extension of Credit requested to be made by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Extension of Credit on the Closing Date, of the following conditions precedent:

     3.1 FINANCING DOCUMENTS. The Lender shall have received the following Financing Documents, each as duly executed by the parties thereto, with their signatures properly witnessed and notarized thereon where indicated: (i) this Agreement; (ii) the Note conforming to the requirements hereof; (iii) the Subsidiary Guaranty; and (iv) the Security Agreements.

     3.2 ACTIONS TO PERFECT LIENS. The Lender shall have received evidence in form and substance reasonably satisfactory to it that all filings, recordings and registrations, including, without limitation, the filing of duly executed financing statements on form UCC-1, necessary or, in the opinion of the Lender, desirable to perfect the Liens created by the Security Documents shall have been completed (or, to the extent that any such filings, recordings, registrations and other actions shall not have been completed, arrangements satisfactory to the Lender for the completion thereof shall have been made).

     3.3 PLEDGED STOCK; STOCK POWERS. The Lender shall have received the original certificates representing the shares of Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor.

     3.4 LIEN SEARCHES. The Lender shall have received the results of a recent search by a Person reasonably satisfactory to the Lender, of the UCC, judgment and tax lien filings which may have been filed with respect to personal property of the Borrower and each of its Subsidiaries in the jurisdictions set forth in APPENDIX B, and the results of such search shall be satisfactory to the Lender.

     3.5 PAYOFF LETTER. The Lender shall have received a payoff letter from Fleet National Bank, setting forth in reasonable detail the total amount of Indebtedness owed by the Borrower to Fleet National Bank as of the Closing Date, together with appropriate wire instructions attached thereto.

     3.6 UCC-3 TERMINATION STATEMENTS. The Lender shall have received UCC-3 termination statements and any other instrument necessary to terminate the Liens granted by the Borrower to any Person (other than Permitted Liens) (or, to the extent that any such UCC-3 termination statements or any other instrument shall not have been obtained and filed,

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arrangements satisfactory to the Lender for the obtaining and filing thereof shall have been made).

     3.7 CORPORATE PROCEEDINGS OF THE BORROWER. The Lender shall have received a copy of the resolutions, in form and substance satisfactory to the Lender, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement and the other Financing Documents to which it is a party, (ii) the Extensions of Credit contemplated hereunder and
(iii) the granting by it of the Liens created pursuant to the Security Documents to which the Borrower is a party, all as certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Lender and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

     3.8 BORROWER INCUMBENCY CERTIFICATE. The Lender shall have received a certificate of the Borrower, dated as of the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Financing Document reasonably satisfactory in form and substance to the Lender, executed by the President or any Vice President and the Secretary or an Assistant Secretary of the Borrower.

     3.9 CORPORATE PROCEEDINGS OF SUBSIDIARIES. The Lender shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Lender, of the Board of Directors of each Subsidiary of the Borrower authorizing (i) the execution, delivery and performance of the Financing Documents to which it is a party and (ii) the granting by it of the Liens created pursuant to the Security Documents to which it is a party, all as certified by the Secretary or an Assistant Secretary of each such Subsidiary as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Lender and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

     3.10 SUBSIDIARY INCUMBENCY CERTIFICATES. The Lender shall have received a certificate of each Subsidiary of the Borrower, dated as of the Closing Date, as to the incumbency and signature of the officers of each such Subsidiary executing any Financing Document, reasonably satisfactory in form and substance to the Lender, executed by the President or any Vice President and the Secretary or an Assistant Secretary of each such Subsidiary.

     3.11 CORPORATE DOCUMENTS. The Lender shall have received true and complete copies of the Certificate of Incorporation and By-Laws of each of the Borrower and its Subsidiaries, as certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Borrower or such Subsidiary, whichever is applicable.

     3.12 LEGAL EXISTENCE, GOOD STANDING, TAX GOOD STANDING AND FOREIGN QUALIFICATION CERTIFICATES. The Lender shall have received certificates of legal existence, good standing, tax good standing and foreign qualification for each of the Borrower and its Subsidiaries, all of recent date issued by the appropriate Governmental Authorities.

     3.13 INSURANCE. The Lender shall have received evidence in form and substance satisfactory to it that all of the requirements of subsection 5.5 and those Sections of the Security Documents requiring the maintenance of insurance shall have been satisfied.

     3.14 COMPLIANCE CERTIFICATE. The Lender shall have received a certificate, dated as of the Closing Date, in the form of APPENDIX C hereto, evidencing compliance with all terms and conditions of this Agreement as of the Closing Date.

     3.15 LEGAL OPINION. The Lender shall have received an executed legal opinion of Bingham McCutchen, counsel to the Borrower, covering such matters related to the transactions contemplated by this Agreement and the other Financing Documents as the Lender may reasonably request. Such legal opinion shall be in a form and substance reasonably acceptable to the Lender and its counsel.

     3.16 FEES AND EXPENSES The Lender shall have received reimbursement or payment of (1) all reasonable and documented legal fees incurred by the Lender in connection with the transactions contemplated herein, and (2) all other reasonable and documented out-of-pocket costs and expenses incurred by the Lender in connection with the transactions contemplated herein.

SECTION 4.   REPRESENTATIONS AND WARRANTIES.

     To induce the Lender to enter into this Agreement and to make the Loan, the Borrower hereby represents and warrants to the Lender that, except as otherwise described in the MASTER DISCLOSURE SCHEDULE attached hereto:

     4.1 FINANCIAL CONDITION. The Borrower has furnished to the Lender the financial statements of the Borrower for the years ended December 31, 1999, December 31, 2000, December 31, 2001 and for the nine (9) months ended September 30, 2002 (collectively, the "INITIAL FINANCIAL STATEMENTS"). The Initial Financial Statements were prepared in accordance with GAAP, consistently maintained and applied throughout the periods covered thereby (except as may be noted therein) and fairly present the financial condition of the Borrower on the respective dates thereof and the results of the Borrower's operations for the respective periods covered thereby.

     4.2 NO CHANGE. Except as set forth on the MASTER DISCLOSURE SCHEDULE, since September 30, 2002, (a) there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect, (b) there has been no sale, transfer or other disposition by the Borrower of any material part of its business or property and no purchase or other acquisition of any business or property (including any Capital Stock of the Borrower) material in relation to the financial condition of the Borrower on September 30, 2002, and
(c) no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower (other than those dividends and distributions permitted pursuant to subsection 6.9(a)) nor has any of the Capital Stock of the Borrower been redeemed, retired, purchased or otherwise acquired for value by the Borrower.

     4.3 EXISTENCE; COMPLIANCE WITH LAW. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified or licensed to do business as a foreign company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified and/or in good standing, in the aggregate could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law and applicable Charter Documents except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.4 POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Each of the Borrower and its Subsidiaries has the power and authority, and the legal right, to make, deliver and perform the Financing Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each of the Borrower and its Subsidiaries has taken all necessary action to authorize the Loan on the terms and conditions of this Agreement and the Note and to authorize the execution, delivery and performance by it of the Financing Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by the Borrower or any of its Subsidiaries in connection with the Loan hereunder or with the execution, delivery or performance by the Borrower or any of its Subsidiaries or the validity or enforceability with respect to or against the Borrower or any of its Subsidiaries, as the case may be, of the Financing Documents to which the Borrower or such Subsidiary, as the case may be, is a party (other than the filings of Uniform Commercial Code financing statements in order to perfect the security interest that can be perfected by such filings). Each of the Financing Documents, when executed and delivered, will constitute a legal, valid and binding obligation of each of the Borrower and its Subsidiaries, as the case may be, enforceable against each of them, as the case may be, to the extent that each of them is a party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     4.5 NO LEGAL BAR. The execution, delivery and performance of the Financing Documents, the Loan hereunder and the use of the proceeds thereof by the Borrower will not violate any Requirement of Law, Charter Document or Contractual Obligation of the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law, Charter Document or Contractual Obligation other than as contemplated in or permitted by the Financing Documents.

     4.6 NO MATERIAL LITIGATION. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues which has a reasonable possibility of an adverse determination, and if adversely determined, could reasonably be expected to have a Material Adverse Effect.

     4.7 NO DEFAULT. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing hereunder.

     4.8 OWNERSHIP OF PROPERTY; LIENS. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all of its real property except for such matters as do not materially adversely affect the use of the property in the conduct of the business as currently conducted, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien (other than Permitted Liens). Set forth on the MASTER DISCLOSURE SCHEDULE is a true and complete list of all of real property owned or leased by the Borrower and its Subsidiaries as of the Closing Date and all Liens granted by the Borrower and its Subsidiaries in respect of any real property owned or leased by it as of the Closing Date.

     4.9 INTELLECTUAL PROPERTY. (a) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all material patents, trademarks (registered or unregistered), trade names, service marks, assumed names and copyrights (such items, together with all applications therefor and all other material intellectual property and proprietary rights, whether or not subject to statutory registration or protection, of the Borrower and any of its Subsidiaries that are used in or necessary for the conduct of the business of the Borrower and its Subsidiaries being collectively referred to herein as the "INTELLECTUAL PROPERTY") necessary for the conduct of its business except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect and (b) no claim of which the Borrower has been given notice has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim, except for such claims that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     4.10 TAXES. The Borrower and its Subsidiaries have filed or caused to be filed all tax returns which, to the knowledge of the Borrower and its Subsidiaries, are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property in respect of such periods and all other material taxes imposed on it or any of its property by any Governmental Authority (other than any taxes the amount or validity of which are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower and its Subsidiaries and other than any taxes which in the aggregate would not have a Material Adverse Effect) in respect of such periods.

     4.11 FEDERAL REGULATIONS. No part of the proceeds of any Loan will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulations G, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

     4.12 ERISA. The Borrower and each Commonly Controlled Entity is in compliance in all material respects with ERISA and the provisions of the Tax Code applicable to any Plans. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Tax Code or Section 302 of ERISA) has occurred with respect to any Plan. Neither the Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC over and above premiums which are required by law and which would constitute a

Material Adverse Effect. Neither the Borrower nor any Commonly Controlled Entity has terminated any Plan in a manner which could result in the imposition of a Lien on the property of any Borrower or its Subsidiaries.

     4.13 INVESTMENT COMPANY ACT; OTHER REGULATIONS. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness as contemplated herein.

     4.14 SUBSIDIARIES. Set forth on the MASTER DISCLOSURE SCHEDULE is a true and complete list of all of the Subsidiaries of the Borrower as of the Closing Date.

     4.15 ENVIRONMENTAL MATTERS. Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and to the knowledge any Responsible Officer of the
Borrower:

             (a) The facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to any liability under, any Environmental Law or could interfere with the continued operation of the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries or could reasonably be expected to impair the fair saleable value thereof.

             (b) The Borrower and its Subsidiaries, together with all of the facilities and properties owned, leased or operated by the Borrower or its Subsidiaries, are in compliance, and to the knowledge of the Borrower and its Subsidiaries have in the last three years been in compliance with all applicable Environmental Laws and applicable Environmental Permits, and the Borrower and its Subsidiaries reasonably believe that they will be able to comply with all applicable Environmental Laws in the future and renew or obtain all Environmental Permits necessary for their operations in the future.

             (c) Neither the Borrower nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries or the business of the Borrower and its Subsidiaries, nor to the knowledge of the Borrower or any of its Subsidiaries is such notice being threatened.

             (d) Hazardous Materials have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, nor has their disposal been arranged for, (i) by the Borrower or any of its Subsidiaries in violation of, or (ii) in a manner or to a location which could reasonably be expected to give rise to liability under, any applicable Environmental Law; nor have any Hazardous Materials been generated, treated, stored, emitted, discharged or otherwise released or threatened to be released or disposed of at, on or under any of the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

             (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or to the knowledge of the Borrower or any of its Subsidiaries will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower or any of its Subsidiaries, or any of the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries.

     4.16 SOLVENCY. As of the Closing Date, after giving effect to the transactions contemplated to occur on the Closing Date, each of the Borrower and its Subsidiaries is Solvent.

     4.17 ASSETS OF CUBIST PHARMACEUTICALS CANADA, INC. AND TERRAGEN DISCOVERY, INC. The Borrower has caused its subsidiaries, Cubist Pharmaceuticals Canada, Inc. and TerraGen Discovery, Inc. to transfer all of their respective assets to the Borrower.

SECTION 5.   AFFIRMATIVE COVENANTS.

     The Borrower hereby covenants and agrees that so long as all or any portion of the Loan is outstanding, that:

     5.1 FINANCIAL STATEMENTS. The Borrower shall furnish to the Lender the following financial statements:

             (a) As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or a qualification arising out of the scope of the audit, by PriceWaterhouseCoopers LLP or such other independent certified public accountants reasonably satisfactory to the Lender (it being understood that the requirements of the provisions of this clause (a) for any fiscal year may be satisfied by delivery of a copy of the Borrower's annual report on Form 10-K for such fiscal year); and

             (b) As soon as available, but in any event not later than forty-five (45) days after the end of each of the first 3 quarterly periods of each fiscal year of the Borrower, the management-prepared consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related management-prepared consolidated statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments) (it being understood that the requirements of the provisions of this clause (b) for any quarterly period may be satisfied by delivery of a copy of the Borrower's quarterly report on Form 10-Q for such fiscal year).

             (c) Concurrently with the delivery of the financial statements referred to in subsections 5.1(a) and 5.1(b), the Borrower shall furnish to the Lender a compliance certificate ("Compliance Certificate"), signed by the Chief Financial Officer of the Borrower, certifying that as of the end of such quarter the Borrower is in full compliance with the terms and conditions of this Agreement.

             (d) As soon as available, but in any event, within forty five (45) days after the issuance thereof, the Borrower shall furnish to the Lender copies of such other financial statements, proxy materials and reports as it shall send or make available to its stockholders, and promptly upon the filing thereof, copies of all reports and materials which the Borrower files with any governmental commission (including, without limitation the SEC), department or agency or with any domestic or foreign stock exchange or with the NASDAQ, including without limitation, copies of (i) any registration statements, prospectuses and any amendments and supplements thereto, and any regular and periodic reports (including, without limitation, reports on Form 10-K, Form 10-Q and Form 8-K) filed by the Borrower with the SEC or any domestic or foreign stock exchange or with the NASDAQ; and (ii) any letter of comment or correspondence with respect to filings or compliance matters sent to the Borrower by any such governmental commission (including without limitation, the SEC), department or agency or any such domestic or foreign stock exchange or the NASDAQ; provided that the foregoing provisions shall not apply to reports, materials, letters or correspondence (other than those filed with or received from the SEC) filed or received by the Borrower in the ordinary course of business or which otherwise do not involve matters that could result in a Material Adverse Effect.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or Responsible Officer, as the case may be, and disclosed therein).

     5.2 CERTIFICATES; OTHER INFORMATION. The Borrower shall furnish to the Lender the following certificates and other information:

             (a) concurrently with the delivery of the financial statements referred to in subsection 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

             (b) not later than forty-five (45) days after the beginning of each fiscal year of the Borrower, a copy of the projections by the Borrower of the balance sheet, income statement and cash flow statement of the Borrower and its Subsidiaries for such fiscal year, such projections to be accompanied by a certificate of a Responsible Officer of the

     Borrower to the effect that such projections have been prepared using assumptions believed in good faith by management of the Borrower to be reasonable at the time made and that such Responsible Officer has no reason to believe that such projections are incorrect or misleading in any material respect;

             (c) within fifteen (15) calendar days after the same are sent, copies of all other financial statements and reports which the Borrower sends to the holders of any class of its debt securities or public equity securities and within fifteen (15) calendar days after the same are filed, copies of all other financial statements and reports which the Borrower may make to, or file with, the SEC or any successor or analogous Governmental Authority; and

     The Borrower shall, and shall cause each of its Subsidiaries to, furnish to the Lender promptly, such additional financial and other information within the possession of the Borrower or any of its Subsidiaries as the Lender may from time to time reasonably request.

     5.3 PAYMENT OF OBLIGATIONS. The Borrower shall, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of the material obligations of the Borrower or such Subsidiary, whichever is applicable, except as contemplated by this Agreement or where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be.

     5.4 CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. The Borrower shall, and shall cause each of its Subsidiaries to: (a) continue to engage in business of the same general type as now conducted by Borrower and each of its Subsidiaries; (b) preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain in all material respects all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 6.6; and (c) comply in all material respects with all Contractual Obligations and Requirements of Law, except where (i) any such Contractual Obligation is being contested in good faith, a bona fide dispute exists with respect to any such Contractual Obligation or failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) any such Requirement of Law is being contested in good faith and the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.5 MAINTENANCE OF PROPERTY; INSURANCE. The Borrower shall, and shall cause each of its Subsidiaries to: (a) keep all property material to the conduct of its business in good working order and condition; (b) maintain insurance with financially sound and reputable insurance companies on such of its property and in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and (c) furnish to the Lender, upon written request, full information as to the insurance carried.

     5.6 INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. The Borrower shall, and shall cause each of its Subsidiaries to: (a) keep proper financial records in conformity with

GAAP and all Requirements of Law; (b) permit representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable notice, once per year if no Event of Default has occurred and is continuing and as often as may reasonably be desired if an Event of Default has occurred and is continuing; and (c) permit, upon reasonable notice during normal business hours, representatives of the Lender to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with executive officers of the Borrower and its Subsidiaries.

     5.7 NOTICES. The Borrower shall, and shall cause each of its Subsidiaries to, give prompt notice to the Lender of:

             (a) the occurrence of any Default or Event of Default;

             (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured, or resolved or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

             (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is not covered by insurance or in which injunctive or similar relief is sought which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

             (d) the following events, as soon as possible and in any event within thirty (30) days after the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity with respect to the withdrawal from, or the termination, reorganization or insolvency of, any Plan; and

             (e) any development or event which could reasonably be expected to have a Material Adverse Effect.

     Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

     5.8 ENVIRONMENTAL LAWS. The Borrower shall, and shall cause each of its Subsidiaries to:

             (a) comply with, and use reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use reasonable efforts to ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all Environmental Permits required by applicable Environmental Laws; and

             (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

     5.9 MAINTENANCE OF LIENS OF THE SECURITY DOCUMENTS. The Borrower shall, and shall cause each of its Subsidiaries to, promptly, upon the reasonable request of the Lender, at the sole cost and expense of the Borrower and its Subsidiaries, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise reasonably deemed by the Lender necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby.

     5.10 PLEDGE OF AFTER ACQUIRED PROPERTY. If at any time following the Closing Date, the Borrower or any of its Subsidiaries shall acquire property of any nature whatsoever having a value in excess of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) which is intended by the terms of the applicable Security Document to be, but is not, subject to the Liens created by the Security Documents, the Borrower shall, or shall cause the relevant Subsidiaries to, as soon as possible and in no event later than thirty (30) days after the relevant acquisition date and, to the extent permitted by applicable law, grant to the Lender a first priority (subject to Permitted Liens) Lien on such property as collateral security for the Obligations pursuant to documentation reasonably satisfactory in form and substance to the Lender. The Borrower, at its sole expense, shall execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument (including legal opinions, title insurance, consents and corporate documents) and take all such actions reasonably deemed by the Lender to be necessary or desirable to ensure the creation, priority and perfection of such Lien.

     5.11 NEW SUBSIDIARIES. The Borrower shall cause, at its sole cost and expense, each new Domestic Subsidiary of the Borrower created or acquired on or after the date hereof, promptly upon such creation or acquisition, to execute and deliver to the Lender the following agreements and documents, which agreements and documents shall be in form and substance reasonably satisfactory to the Lender: (a) an instrument (it being acknowledged and agreed that an instrument in the form attached as Exhibit A to the Subsidiary Guaranty shall satisfy this requirement) pursuant to which such new Domestic Subsidiary shall be become a party to the Subsidiary Guaranty as a guarantor thereunder; (b) a security agreement (it being acknowledged and agreed that such security agreement shall be substantially in the same form as the Subsidiary Security Agreement-All Assets), pursuant to which, such Domestic Subsidiary shall grant to the Lender a first priority perfected security interest in all of its assets in order to secure the full and prompt payment and performance of the Obligations; (c) any and all UCC financing statements which the Lender deems necessary and appropriate in order to perfect its first priority perfected security interests in all of the assets of such Domestic Subsidiary; and (d) such other agreements, documents, financing statements, instruments, opinions and certificates and completion of such other matters, as the Lender may reasonably deem necessary or appropriate.

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     Promptly upon the creation or acquisition of any Subsidiary created or acquired after the date hereof, the Borrower shall cause, at its sole cost and expense, all of the issued and outstanding shares of Capital Stock, membership interests and other equity interests of each such Domestic Subsidiary and 65% of Capital Stock, membership interests and other equity interests of each such Foreign Subsidiary, as the case may be, to be pledged to the Lender so that the Lender has a first priority perfected security interest in all such shares, membership interests and other equity interests. Such pledge shall be pursuant to a pledge agreement in a form and substance reasonably satisfactory to the Lender.

     5.12 DEPOSITORY ACCOUNTS. The Borrower shall maintain the Lender as its primary bank for all depository accounts.

     5.13    INVESTMENTS.

             (a) The Borrower and its Subsidiaries, on a consolidated basis, shall maintain Unrestricted Cash and Cash Equivalents in an amount at all times not less than (i) One Hundred Twenty Million and 00/100 Dollars ($120,000,000.00) from the Closing through March 31, 2003, (ii) Ninety Million and 00/100 Dollars ($90,000,000.00) from April 1, 2003 through June 30, 2003, (iii) Sixty-Five Million and 00/100 Dollars ($65,000,000.00) from July 1, 2003 through September 30, 2003; and (iv) Fifty Million and 00/100 Dollars ($50,000,000.00) on October 1, 2003 and all times thereafter.

             (b) The Borrower and its Subsidiaries, on a consolidated basis, shall maintain at all times (i) Unrestricted Cash and Cash Equivalents divided by (ii) total liabilities of the Borrower (excluding Subordinated
     Debt), of at least 1.

     5.14 DISSOLUTION OF PHARMACEUTICALS CANADA, INC. AND TERRAGEN DISCOVERY, INC. Within 60 days from and after the date of this Agreement, Borrower shall initiate the corporate dissolution of Cubist Pharmaceuticals Canada, Inc. and TerraGen Discovery, Inc. and shall complete such dissolution as promptly as possible.

SECTION 6.   NEGATIVE COVENANTS.

     The Borrower hereby covenants and agrees that so long as all or any portion of the Loan is outstanding, that:

     6.1 LIMITATION ON CHANGES IN FISCAL YEAR. The Borrower shall not, and shall not permit any of its Subsidiaries to, change the fiscal year of the Borrower or any of its Subsidiaries.

     6.2 LIMITATION ON INDEBTEDNESS. The Borrower shall not, and shall cause each of its Subsidiaries not to, create, incur, assume or suffer to exist any Indebtedness, except:

             (a) Indebtedness to the Lender arising under any of the Financing Documents;

             (b) Subordinated Debt;

             (c) in addition to the Indebtedness listed in the other subsections of this Section 6.2, Indebtedness of the Borrower and any of its Subsidiaries, on a consolidated basis, not to exceed Five Million and 00/100 Dollars in the aggregate, including, without limitation, Purchase Money Indebtedness; Indebtedness with respect to Capitalized Lease Obligations; and the Indebtedness with respect to the GE Capital Lease;

             (d) Hancock Indebtedness;

             (e) current liabilities which are incurred in the ordinary course of business and which are not incurred through (i) the borrowing of money or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

             (f) Indebtedness with respect to taxes, assessments, governmental charges or levies which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP; and

             (g) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, so long as such Indebtedness (i) is subordinated in right of payment to all Obligations; and (ii) has terms and conditions as the Lender may reasonably require.

     6.3 LIMITATION ON CONTINGENT LIABILITIES. The Borrower shall not, and shall not permit any of its Subsidiaries to, assume, guarantee, endorse or otherwise become directly or contingently liable (including without limitation, liable by way of agreement, contingent or otherwise to purchase or provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against any loss) in connection with any Indebtedness of any other Person, except for: (a) liabilities to the Lender arising under any of the Financing Documents; and (b) guarantees made in the ordinary course of the business by the Borrower of obligations of any Subsidiary, which obligations are otherwise permitted under this Agreement.

     6.4 LIMITATION ON LIENS. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (hereinafter referred to collectively as "PERMITTED LIENS"):

             (a) Liens created pursuant to the Security Documents;

             (b) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

             (c) statutory landlords' liens and carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business for sums which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings;

             (d) judgment Liens created by or resulting from any litigation or legal proceeding if released or bonded within thirty (30) days of the date of creation thereof, unless such litigation or legal proceeding could reasonably be expected to have a Material Adverse Effect;

             (e) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

             (f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

             (g) Liens consisting of easements, zoning restrictions, flowage rights, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements and other similar matters, which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the use of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;

             (h) Liens to secure Indebtedness for Purchase Money Indebtedness to the extent that such Indebtedness is permitted under subsection 6.2(c); PROVIDED, HOWEVER, that (i) each such Lien is given only to secure the purchase price of the property which is the subject of such Purchase Money Indebtedness, does not extend to any other property and is given at the time of acquisition of the property; and (ii) the Purchase Money Indebtedness secured thereby does not exceed the lesser of the cost of such property or its fair market value at the time of acquisition;

             (i) Liens in favor of lessors under Capitalized Leases to the extent that the Capitalized Lease Obligations thereunder is Indebtedness permitted under subsection 6.2(c); PROVIDED, HOWEVER, that each such Lien extends only to the property which is subject of such Capitalized Lease, is given only to secure the Capitalized Lease Obligations under such Capitalized Lease, and is given at the commencement date of such Capitalized Lease; and

             (j) Liens in existence on the date hereof listed on the MASTER DISCLOSURE SCHEDULE; PROVIDED, HOWEVER, that no such Lien encumbers any additional property after the Closing Date and that the amount of Indebtedness secured thereby shall not subsequently be increased.

             (k) Liens in favor of General Electric Capital Corporation pursuant to the GE Capital Lease up to an aggregate amount of $2,000,000.

     6.5 LIMITATION ON NEGATIVE PLEDGES. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into with any Person any agreement (other than this Agreement and the other Financing Documents) which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues whether now owned or hereafter acquired, or which prohibits or limits loans or dividends by any of the Subsidiaries to the Borrower, except for such Liens which secure Indebtedness permitted under Section 6.2(c).

     6.6 LIMITATION ON FUNDAMENTAL CHANGES. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

             (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of the Borrower (provided that the wholly owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation);

             (b) any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other wholly owned Subsidiary of the Borrower; and

             (c) pursuant to any sale of assets expressly permitted by subsection 6.7.

     6.7 LIMITATION ON SALE OF ASSETS. The Borrower shall not, and shall not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person (other than the Borrower or any wholly owned Subsidiary, and subject to the provisions of the Security Documents), except:

             (a) the conveyance, sale, lease, assignment, transfer or other disposition of Obsolete Property or surplus property in the ordinary course of business;

             (b) the sale of inventory in the ordinary course of business;

             (c) the sale or discount for fair value, without recourse and consistent with sound business practices of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

             (d) the license of Intellectual Property in the ordinary course of business;

             (e) leases or subleases of property not materially interfering with the ordinary course of conduct of the business of the Borrower and its Subsidiaries;

             (f) the sale or transfer of property and assets to the extent and as permitted by subsection 6.6(b); and

     6.8 LIMITATION ON SALES AND LEASEBACKS. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary; PROVIDED that the Borrower may enter into such an arrangement (i) in the GE Capital Lease, and (ii) with respect to its real property in Lexington, Massachusetts if (a) the sales price for such real property is not less than Thirty-Four Million Dollars, (b) the Hancock Indebtedness is repaid in full contemporaneously with the Borrower entering into such arrangement, and (c) no Event of Default shall have then occurred and be continuing or would result therefrom unless the Lender has waived the conditions in clauses (a), (b) and/or
(c) pursuant to Section 9.2.

     6.9 RESTRICTED PAYMENTS. The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries or any warrants or options to purchase any such shares of Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being herein called "RESTRICTED PAYMENTS"), except that,

             (a) so long as no Event of Default, or event which with the passage of time, the giving of notice, or both, would constitute an Event of Default, has occurred or is continuing, any Subsidiary may declare and pay dividends to the Borrower or any other Subsidiary, to the extent and as provided under the Security Documents;

             (b) the Borrower shall be permitted to grant, from time to time, to its officers, directors and employees options to purchase up to twenty percent (20%) of the shares of Capital Stock of the Borrower which, after such issuance, would be outstanding on a fully-diluted and fully-converted basis, so long as no Event of Default, or event which with the passage of time, the giving of notice, or both, would constitute an Event of Default, has occurred or is continuing;

             (c) the Borrower may repurchase, redeem or otherwise acquire or retire for value any shares of Capital Stock held by officers, directors and employees of the Borrower pursuant to any employee equity subscription agreement, stock option agreement or stock ownership arrangement; provided that (i) the aggregate price paid for all such repurchased, redeemed, acquired or retired shares of Capital Stock shall not exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) in any twelve-month period plus the aggregate cash proceeds received by the Borrower during such twelve-month period from any reissuance of shares of Capital Stock to employees of the Borrower; and (ii) no Event of Default shall have then occurred and be continuing or would result therefrom, provided that this clause (ii) shall not prohibit any transaction under this subsection clause
     (c) within sixty (60) days of the date of declaration or the making of any binding commitment in respect of any such transaction if at said date of declaration or commitment no Event of Default shall have then occurred and be continuing or would result therefrom.

             (d) the Borrower may repay the Subordinated Debt in its sole discretion, provided that (i) immediately after such repayment the Borrower and its Subsidiaries, on a consolidated basis, shall maintain Unrestricted Cash and Cash Equivalents in an amount not less than One Hundred Twenty Million and 00/100 Dollars ($120,000,000), and (ii) no Event of Default shall have then occurred and be continuing or would result therefrom, except that this clause shall not prohibit any transaction under this subsection clause (d) within sixty (60) days of the date of declaration or the making of any binding commitment in respect of any such transaction if at said date of declaration or commitment the Borrower is in compliance with (i) and (ii) hereof.

     6.10 LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in, any Person (an "INVESTMENT"), except:

             (a) investments in Cash Equivalents;

             (b) securities held by the Borrower or any of its Subsidiaries prior to the Closing Date and listed on the MASTER DISCLOSURE SCHEDULE;

             (c) Investments by the Borrower in any Subsidiary and Investments by any such Subsidiary in the Borrower or in any other Subsidiary;

             (d) investments made pursuant to any strategic alliance, joint venture, corporate partnering arrangement, research collaboration or development, marketing, manufacturing, distribution or licensing arrangement that is entered into by the Borrower or any Subsidiaries; provided that such transaction or arrangement is entered into in the ordinary course of business and no Event of Default shall have then occurred and be continuing or would result therefrom; and

             (e) extensions of trade credit and endorsements of negotiable instruments and other negotiable documents in the ordinary course of business.

     6.11 LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement; (b) in the ordinary course of the Borrower's or such Subsidiary's business; and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate; PROVIDED, HOWEVER, that the foregoing restriction shall not prohibit (i) any employment agreement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (ii) any issuance of securities in connection with employment arrangements, stock options and stock ownership plans of the Borrower entered into in the ordinary course of business; (iii) transactions between the Borrower and its Subsidiaries; and (iv) the transactions contemplated by the agreements listed on the MASTER DISCLOSURE SCHEDULE.

     6.12 LIMITATION ON LINES OF BUSINESS. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or which are reasonably related thereto.

     6.13 NEGATIVE PLEDGE ON INTELLECTUAL PROPERTY. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon the Intellectual Property of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, except as set forth in the Security Agreements.

     6.14 NEGATIVE PLEDGE ON FOREIGN SUBSIDIARY ASSETS. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of the assets (including, without limitation, receivables and leasehold interests) of any of its Foreign Subsidiaries, except as set forth in the Security Agreements.

     6.15 LIMITATION ON CURRENT MATURITIES OF INDEBTEDNESS. The Borrower shall not, and shall not permit any of its Subsidiaries, on a consolidated basis, to make scheduled annual principal payments on any Indebtedness in excess of Six Million and 00/100 Dollars ($6,000,000.00) in the aggregate, or allow the creation or existence of Indebtedness that would result in current maturities of Indebtedness being in excess of Six Million and 00/100 Dollars ($6,000,000.00), PROVIDED that any repayment of the Subordinated Debt pursuant to Section 6.9(d) shall be excluded from principal payments on Indebtedness for purposes of this
Section 6.15.

     6.16 LIMITATION ON TRANSFERS TO CUBIST PHARMACEUTICALS, INC. AND TERRAGEN DISCOVERY, INC. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, transfer or convey any Collateral to Cubist Pharmaceuticals Canada, Inc. or TerraGen Discovery, Inc.

SECTION 7.   EVENTS OF DEFAULT.

     7.1 EVENTS OF DEFAULT; ACCELERATION. If any of the following events shall occur:

             (a) the Borrower shall fail to pay any principal of the Loan when due in accordance with the terms of this Agreement and the other Financing Documents; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder; or

             (b) any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Financing Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Financing Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

             (c) the failure by the Borrower or any other Loan Party to punctually perform, observe, comply with or satisfy any covenant, agreement or condition contained in (i) Section 5 or Section 6 of this Agreement or
     (ii) Section 4.1, 5.4, 5.5, 5.6(a)-(c) of each of the Security Agreements, which failure is not cured within ten (10) days; or

             (d) the Borrower or any Subsidiary shall default in the observance or performance of any other agreement contained in this Agreement or any other Financing Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date on which a Responsible Officer of the Borrower first learns of such default or (ii) the date on which written notice thereof shall have been given to the Borrower by the Lender; or

             (e) the Borrower or any Subsidiary shall fail to pay when due (after any applicable period of grace) any Indebtedness of the Borrower or such Subsidiary (other than (i) Indebtedness comprising the Obligations and (ii) Subordinated Debt), which together with all such other due but unpaid Indebtedness, exceeds the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00), or shall fail (after any applicable period of grace) to observe or perform or obtain a waiver with respect to any term, covenant or agreement evidencing or securing such Indebtedness, which, if uncured or unwaived, permits the acceleration of such Indebtedness, or any default or event of default shall have been declared under any agreement relating to such Indebtedness; or

             (f) the Borrower or any other Loan Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due (other than nonpayment of specific debts because of bona fide disputes), (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the United States Bankruptcy Code, as amended from time to time, (v) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code, as amended from time to time or other law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (viii) take any corporate action for the purpose of effecting any of the foregoing; or

             (g) a proceeding or case shall be commenced against the Borrower or any other Loan Party, without the application or consent of the Borrower or such Loan Party, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days; or an order for relief shall be entered in an involuntary case under the United States Bankruptcy Code, as amended from time to time, against the Borrower or any other Loan Party; or action under the laws of the jurisdiction of incorporation or organization of the Borrower or any other Loan Party similar to any of the foregoing shall be taken with respect to the Borrower or any other Loan Party and shall continue unstayed and in effect for a period of sixty (60) days; or

             (h) (i) the Borrower or any Commonly Controlled Entity shall fail to pay when due any amount that it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA, unless (A) such liability is being contested in good faith by appropriate proceedings, the Borrower or such Commonly Controlled Entity, as the case may be, has established and is maintaining adequate reserves in accordance with GAAP and no lien shall have been filed to secure such liability or (B) which would not have a Material Adverse Effect; (ii) the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans; or (iii) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

             (i) one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving individually a liability of Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000.00) (not paid or fully covered by insurance) or in the aggregate a liability (not paid or fully covered by insurance) of Five Hundred Thousand and 00/100 Dollars ($500,000.00) or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty
     (30) days from the entry thereof; or

             (j) service of any process upon the Lender, seeking to attach by Lien, levy, mesne, trustee or other process, any funds in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00)of the Borrower or any of its Subsidiaries on deposit with, or in possession or control of the Lender; or

             (k) if any of the Financing Documents (including the Subsidiary Guaranty) (or any provision contained therein) shall be cancelled, terminated, revoked, curtailed or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lender, or any action at law, suit or in equity or other legal proceeding to cancel, revoke, curtail or rescind any of the Financing Documents shall be commenced by or on behalf of the Borrower or any of its officers, director or stockholders, or any Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any of the Financing Documents (including the Subsidiary Guaranty) (or any provision contained therein) is illegal, invalid or unenforceable in accordance with the terms thereof; or

             (l) any of the Security Documents shall, at any time after their execution and delivery for any reason, cease to create a valid and perfected first priority security interest in and to all of the Collateral pledged or granted thereunder; or

             (m) a material portion of the property of the Borrower and its Subsidiaries (whether or not Collateral) is damaged by fire or other casualty, or otherwise lost or stolen, the restoration or replacement cost of which property exceeds, in the aggregate, the amount of insurance proceeds readily available for such restoration or replacement, and such loss would have a Material Adverse Effect; or

             (n) any default shall exist and remains unwaived or uncured with respect to any of the Subordinated Debt if, as a result of such default, any holder of the Subordinated Debt, is entitled to cause any such Subordinated Debt to become due prior to its stated date of maturity; or

             (o) any of the subordination provisions contained in any of the Subordination Agreements ceases to be enforceable in accordance with its terms;

then, and in any such event, so long as the same may be continuing, the Lender may, by notice in writing to the Borrower, declare all amounts owing with respect to this Agreement, the Notes and the other Financing Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in subsection 7.1(f) or subsection 7.1(g), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Lender.

SECTION 8.   RIGHTS AND REMEDIES.

     8.1 RIGHTS AND REMEDIES. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lender shall have accelerated the maturity of the Loan pursuant to subsection 7.1, the Lender, if owed any amount with respect to the Loan may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to the Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Lender.

     8.2 SETOFF. Regardless of the adequacy of any of the Collateral, upon the occurrence and during the continuance of any Event of Default, any deposits or other sums credited by or due from the Lender to the Borrower and any securities or other property of the Borrower in the possession of the Lender may be applied to or set off by the Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to the Lender.

     8.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Financing Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     8.4 DISTRIBUTION OF COLLATERAL PROCEEDS. In the event that, following the occurrence or during the continuance of any Event of Default, the Lender receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows: (a) FIRST, to the Obligations in such order or preference as the Lender may determine; (b) SECOND, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lender of all of the Obligations, to the payment of any obligations required to be paid pursuant to Section 9-504(l)(c) of the UCC; and (c) THIRD, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

SECTION 9.   MISCELLANEOUS.

     9.1 SURVIVAL OF COVENANTS. Except for those which by their terms survive termination of the Financing Documents, all agreements, representations, covenants and warranties made by the Borrower and any Loan Party in the Financing Documents shall remain in full force and effect until all Obligations to the Lender have been paid in full and satisfied.

     9.2 PRIOR DISCUSSIONS; AMENDMENTS IN WRITING; COUNTERPARTS. The Financing Documents incorporate all discussions and negotiations among the Lender, the Borrower and the other Loan Parties and either express or implied, concerning the Obligations, notwithstanding any custom, usage or oral agreement or understanding to the contrary. This Agreement may be amended or modified only in writing signed by the parties hereto, and in the case of the Lender signed by a duly authorized officer thereof. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but such counterparts together shall constitute one and the same instrument. Any proof of this Agreement shall require production of only one such counterpart.

     9.3 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9.4 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered by hand, or when sent by facsimile transmission or by telex, answer back received, or on the first Business Day after delivery to any overnight delivery service, freight prepaid, or three (3) Business Days after being sent by certified or registered mail, return receipt requested, postage prepaid, and addressed as follows in the case of the Borrower, any Subsidiary and the Lender, or to such other address as may be hereafter notified by the respective parties hereto:

             (a) If to the Borrower
                  or any Subsidiary, then:  Cubist Pharmaceuticals, Inc.
                                            65 Hayden Avenue
                                            Lexington, MA 02421
                                            Attention: Christopher D.T.
                                            Guiffre, Esq., Vice President,
                                            General Counsel & Secretary
                                            Telecopier No: (781) 861-0566
                           with copies to:  Bingham McCutchen
                                            150 Federal Street
                                            Boston, Massachusetts 02110
                                            Attention: Julio E. Vega, Esq.
                                            Telecopier No.: (617) 951-8736

             (b) If to the Lender, then:    Citizens Bank of Massachusetts
                                            53 State Street
                                            Boston, Massachusetts 02109
                                            Attention: Scott Haskell,
                                            Vice President
                                            Telecopier No: (617) 742-9548

                           with copies to:  Eckert Seamans Cherin & Mellott, LLC
                                            One International Place
                                            Boston, MA  02110
                                            Attention: Anil Khosla, Esq.
                                            Telecopier No: 617-342-6899

provided that any notice, request or demand to or upon the Lender pursuant to subsection 2.2, 2.6, 2.7 or 2.8 shall not be effective until received.

     9.5 EXPENSES. The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Financing Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Lender (other than taxes based upon the Lender's net income) on or with respect to the transactions contemplated by this Agreement (the Borrower hereby agreeing to indemnify the Lender with respect thereto), (c) the reasonable fees, expenses and disbursements of counsel to the Lender incurred in connection with the preparation, negotiation, administration or interpretation of the Financing Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable fees, expenses and disbursements of the Lender incurred by the Lender in connection with the preparation, negotiation, administration or interpretation of the Financing Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering and appraisal charges, (e) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs of outside legal counsel, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by the Lender in connection with (i) the enforcement of or preservation of rights under any of the Financing Documents against the Borrower or the administration thereof after the occurrence of a Default or Event of Default (including engineering appraiser and investment banking charges) and
(ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Lender's relationship with the Borrower and
(f) all reasonable fees, expenses and disbursements of the Lender incurred in connection with UCC searches, UCC filings or mortgage recordings. The covenants contained in this subsection shall survive payment or satisfaction in full of all other Obligations.

     9.6 INDEMNIFICATION. The Borrower agrees to indemnify and hold harmless the Lender from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Financing Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower of the proceeds of the Loan, (b) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower or any other Loan Party comprised in the Collateral, (c) all liabilities, obligations, claims, damages, costs, losses and expenses (including court costs and attorney's reasonable fees and expenses) that the Lender may sustain or incur by reason of, relating to or arising out of the preparation of this Agreement, the defending or protecting of any Collateral or the priority of the Lender's interest therein, or in collecting or enforcing the Obligations, or in enforcing any of the Lender's rights or remedies, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement, any of the other Financing Documents, the Obligations, the Collateral, or on account of the Lender's relationship with the Borrower or any other Loan Party (except for such claims which have been determined by a court of competent jurisdiction to have arisen out of the Lender's actual bad faith, willful misconduct or gross negligence) or (d) with respect to the Borrower or any other Loan Party and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; PROVIDED HOWEVER that such indemnification shall not apply to claims which have been determined by a court of competent jurisdiction to have arisen out of the Lender's actual bad faith, willful misconduct or gross negligence. In litigation, or the preparation therefor, the Lender shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this subsection are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this subsection shall survive payment or satisfaction in full of all other Obligations.

     9.7 ACKNOWLEDGEMENTS. The Borrower hereby acknowledges that (a) the Borrower has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Financing Documents; (b) the Lender has no fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Financing Documents, and the relationship of the Lender, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and (c) no joint venture is created hereby or by the other Financing Documents or otherwise exists by virtue of the transactions contemplated hereby between the Borrower and the Lender.

     9.8 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement.

     9.9 LOSS, THEFT, DESTRUCTION OR MUTILATION OF ANY NOTE. Upon receipt of an affidavit of an officer of the Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other Financing Document, the Borrower will issue, in lieu thereof, a replacement note or other Financing Document in the same principal amount thereof and otherwise of like tenor.

     9.10 WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER FINANCING DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

     9.11    GOVERNING LAW; JURISDICTION. This Agreement and the other
Financing Documents are executed and delivered under seal and shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts, without giving effect to the conflict of law provisions thereof. Each of the Lender and the Borrower submits itself to the non-exclusive jurisdiction of the courts of The Commonwealth of Massachusetts for all purposes with respect to the Financing Documents and the Borrower's relationship with the Lender.

            [THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered under seal by their proper and duly authorized officers as of the day and year first above written.

WITNESS:                           CUBIST PHARMACEUTICALS, INC.


                                   By: /s/ David W. J. McGirr
-------------------------------       --------------------------------
Name:                                 David W. J. McGirr, Senior Vice President
                                      and Chief Financial Officer

WITNESS:                           CITIZENS BANK OF MASSACHUSETTS


                                   By: /s/ Scott Haskell
------------------------------        --------------------------------
Name:                                 Scott Haskell, Vice President

                          COMMONWEALTH OF MASSACHUSETTS

Middlesex County, ss.                                   April __, 2003

     Then personally appeared the above-named Stuart Sohn, Corporate Controller of Cubist Pharmaceuticals, Inc., and acknowledged the foregoing instrument to be his free act and deed and the free act and deed of Cubist Pharmaceuticals, Inc., before me.


                                          -------------------------------------
                                          Notary Public
                                          My commission expires:
                                          [AFFIX NOTARIAL SEAL]

                          COMMONWEALTH OF MASSACHUSETTS

Suffolk County, ss.                                     April __, 2003

     Then personally appeared the above-named Scott Haskell as Vice President of Citizens Bank of Massachusetts, and acknowledged the foregoing instrument to be his free act and deed and the free act and deed of Citizens Bank of Massachusetts, before me.


                                          -------------------------------------
                                          Notary Public
                                          My commission expires:
                                          [AFFIX NOTARIAL SEAL]

--------------------------------------------------------------------------------

                                CREDIT AGREEMENT
                                (the "AGREEMENT")

                                 by and between

                         CITIZENS BANK OF MASSACHUSETTS
                                 (the "LENDER")

                                       and

                          CUBIST PHARMACEUTICALS, INC.
                                (the "BORROWER")

                           MASTER DISCLOSURE SCHEDULE

--------------------------------------------------------------------------------

     The Borrower represents and warrants to the Lender that the statements contained in Section 4 and Section 6 of the Agreement are true, correct and complete as of the date of the Agreement, except as set forth in this Master Disclosure Schedule (as the same may be supplemented, from time to time, the "MASTER DISCLOSURE SCHEDULE"). The Master Disclosure Schedule is arranged in sections corresponding to the lettered and numbered sections contained in
Section 4 and Section 6 of the Agreement.

--------------------------------------------------------------------------------

                                CREDIT AGREEMENT
                                (the "AGREEMENT")

                                 by and between

                         CITIZENS BANK OF MASSACHUSETTS
                                 (the "LENDER")

                                       and

                          CUBIST PHARMACEUTICALS, INC.
                                (the "BORROWER")

--------------------------------------------------------------------------------

                                   APPENDIX A

     1. DEFINITIONS. As used in the Agreement, the following terms shall have the following meanings:

             "AFFILIATE": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

             "AGREEMENT": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

             "ASSET SALE": with respect each of the Loan Parties, any voluntary or involuntary sale or other disposition subsequent to the Closing Date of any Collateral.

             "BOARD OF GOVERNORS": the Board of Governors of the Federal Reserve System and any Governmental Authority which succeeds to the powers and functions thereof.

             "BORROWER": as defined in the preamble to this Agreement.

             "BORROWER SECURITY AGREEMENT": the Borrower Security Agreement to be executed and delivered by the Borrower, substantially in the form of EXHIBIT B, as the same may be amended, supplemented or otherwise modified from time to time.

             "BORROWING DATE": any Business Day specified in a notice pursuant to subsection 2.2 as a date on which the Borrower requests the Lender to make Loans hereunder.

             "BUSINESS DAY": (a) for all purposes other than as described by clause (b) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of The Commonwealth of Massachusetts, or is a day on which banking institutions located in The Commonwealth of Massachusetts are required or authorized by any Requirement of Law to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with LIBOR Loans, any day which is a Business Day described in clause (a) and which is also a day for trading in dollar deposits by and between banks in the London interbank market.

             "CAPITAL STOCK": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

             "CAPITALIZED LEASE": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

             "CAPITALIZED LEASE OBLIGATIONS": as to any Person, the obligations of such Person to pay rent or other amounts under any Capitalized Leases; the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

             "CASH EQUIVALENTS": (a) securities issued or directly and fully guaranteed or insured by the United States Government, or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition, (b) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (c) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof of the Lender, or of any domestic commercial bank the long-term debt of which is rated at the time of acquisition thereof at least A or the equivalent thereof by Standard & Poor's Ratings Group, or A or the equivalent thereof by Moody's Investors Service, Inc., and having capital and surplus in excess of Five Hundred Million and 00/100 Dollars ($500,000,000.00), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a), (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above, (e) commercial paper rated at the time of acquisition thereof at least A-2 or the equivalent thereof by Standard & Poor's Ratings Group or P-2 or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within three hundred sixty five (365) days after the date of acquisition thereof and (f) other investment instruments approved in writing by the Lender and offered by the Lender or by any financial institution which has a combined capital and surplus of not less than One Hundred Million and 00/100 Dollars ($100,000,000.00).

             "CHARTER DOCUMENTS": as to any Person, the Certificate (or Articles) of Incorporation (or Organization) and By-laws or other organizational or governing documents of such Person.

             "CLOSING DATE": the date on which the conditions precedent set forth in Section 3 shall be satisfied or waived.

             "COLLATERAL": all assets of the Loan Parties, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

             "COMMONLY CONTROLLED ENTITY": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or
     (c) of the Tax Code or, solely for purposes of determining liability under
     Section 412 of the Tax Code, which is treated as a single employer under
     Section 414(b), (c), (m) or (o) of the Tax Code.

             "COMPLIANCE CERTIFICATE": as defined in subsection 5.1(c).

             "CONTRACTUAL OBLIGATION": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

             "DEFAULT": any of the events specified in subsection 7.1, whether or not any requirement contained therein for the giving of notice, the lapse of time or both, has been satisfied.

             "DESIGNATED SENIOR INDEBTEDNESS": as defined in the Indenture.

             "DOLLARS" and "$": dollars in lawful currency of the United States of America.

             "DOMESTIC SUBSIDIARY": any Subsidiary that is organized under the laws of any jurisdiction within the United States.

             "ENVIRONMENTAL LAWS": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

             "ENVIRONMENTAL PERMITS": all permits, licenses, registrations, notifications, exemptions, and other authorizations required under Environmental Laws.

             "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

             "EVENT OF DEFAULT": any of the events specified in subsection 7.1, PROVIDED, HOWEVER, that any requirement contained therein for the giving of notice, the lapse of time or both, has been satisfied.

             "EXTENSION OF CREDIT": the making of any Loan by the Lender.

             "FINANCING DOCUMENTS": this Agreement, the Note, the Security Documents, the Subsidiary Guaranty, the Subordination Agreements, and any and all other agreements, guaranties, instruments, documents, certificates, financing statements, powers of attorney, consents and filings, whether heretofore, now, or hereafter executed by or on behalf of the Borrower or any of its Subsidiaries or any other Person and delivered to the Lender in connection with the Loan, all as may be amended, modified, supplemented, restated or extended from time to time.

             "FOREIGN SUBSIDIARY": Any Subsidiary that is organized under the laws of any jurisdiction outside the United States.

             "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

             "GE CAPITAL LEASE": the lease arrangement entered into by and between Borrower and General Electric Capital Corporation pursuant to that certain Master Lease Agreement dated as of March 5, 2003.

             "GOVERNMENTAL AUTHORITY": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

             "HANCOCK INDEBTEDNESS": the Indebtedness of the Borrower pursuant to that certain Note Purchase Agreement, dated September 8, 2000, pursuant to which the Borrower issued promissory notes in the aggregate original principal amount of $39,000,000.

             "HAZARDOUS MATERIALS": any petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos and asbestos-containing materials, pollutants, contaminants, and all other materials and substances including but not limited to radioactive materials regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Law.

             "INCREASED AMOUNTS": as defined in subsection 2.15(a).

             "INDEBTEDNESS": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument,
     (c) all obligations of such Person under Capitalized Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person and (e) all indebtedness of others of the types described in (a) through
     (d) above secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (the amount of such indebtedness with respect to such Person being deemed to be the lesser of the value of such property or the amount of indebtedness of others so secured).

             "INDENTURE": the indenture dated as of October 26, 2001 by and between the Borrower and the Bank of New York, as trustee, relating to the issuance of the Borrower's 5.5% Convertible Subordinated Notes due 2008.

             "INITIAL FINANCIAL STATEMENTS": as defined in subsection 4.1.

             "INTELLECTUAL PROPERTY": as defined in subsection 4.9.

             "INTEREST PAYMENT DATE":

                    (a) as for any Prime Rate Loans, the last day of each calendar quarter, commencing with the first calendar quarter ending after the Closing Date;

                    (b) as for any LIBOR Loan having an Interest Period of three (3) months or less, the last day of such Interest Period; and

                    (c) as for any LIBOR Loan having an Interest Period longer than three months, each day which is three (3) months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

             "INTEREST PERIOD": with respect to any LIBOR Loan:

                    (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending thirty (30), sixty (60), ninety (90) or one hundred eighty (180) days thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                    (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending thirty (30), sixty (60), ninety (90) or one hundred eighty (180) days, as selected by the Borrower by irrevocable notice to the Lender not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

     PROVIDED, HOWEVER, that, all of the foregoing provisions relating to Interest Periods are subject to the following: (i) if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; (ii) the Borrower shall not select any Interest Period for the Loan that would otherwise extend beyond the Maturity Date; (iii) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any LIBOR Loan during an Interest Period for such LIBOR Loan.

             "INVENTORY": all "inventory" (as that term is defined in the UCC) of the Borrower and its Subsidiaries, and to the extent not included in such definition, shall also mean and include all raw materials and other materials and supplies, work-in-process and finished goods of the Borrower and its Subsidiaries and any products made or processed therefrom and all substances, if any, commingled therewith or added thereto.

             "INVESTMENT": as defined in subsection 6.10.

             "LATE RATE": as defined in subsection 2.10.

             "LENDER": as defined in the preamble to this Agreement.

             "LIBOR BASE RATE": with respect to each day during each Interest Period pertaining to a LIBOR Loan, the rate per annum equal to the average rate at which the Lender is offered Dollar deposits at or about 10:00 A.M., Boston, Massachusetts time, three (3) Business Days prior to the beginning of such Interest Period by prime banks in the London interbank market where foreign currency and exchange operations in respect of its LIBOR Loans are then being conducted for delivery on the first day of such Interest Period for a period comparable to the number of days comprised therein and in an amount comparable to the amount of its LIBOR Loan to be outstanding during such Interest Period.

             "LIBOR LOANS": the portion of the unpaid principal amount of the Loan for which the applicable rate of interest is based upon the LIBOR Rate.

             "LIBOR RATE": with respect to each day during each Interest Period pertaining to a LIBOR Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 0.0005%):

                                 LIBOR BASE RATE
                        ---------------------------------
                        1.00 - LIBOR Reserve Requirements

             "LIBOR RESERVE REQUIREMENTS": for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the rates (expressed as a decimal to the fourth digit) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors or other Governmental Authority having jurisdiction with respect, thereto) prescribed for London interbank market funding (currently referred to as "LIBOR Liabilities" in Regulation D of the Board of Governors) maintained by a member bank of the Federal Reserve System and applicable with respect to such LIBOR Loan.

             "LIEN": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

             "LOAN": as defined in subsection 2.1.

             "LOAN PARTIES": the Borrower or any Subsidiary which is now or hereafter becomes a party to any Financing Document.

             "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE": a material adverse effect or change on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Financing Documents or the rights or remedies of the Lender hereunder or thereunder.

             "MATURITY DATE": June 30, 2005.

             "NET PROCEEDS": the aggregate cash proceeds received by the Borrower or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) in respect of any Asset Sale (including any proceeds of insurance received upon any casualty or loss); in each case net of (without duplication), (i) the amount required to repay any Indebtedness (other than the Loans) secured by a Lien on any assets of the Borrower or its Subsidiaries that are collateral for any such debt securities or loans that are sold or otherwise disposed of in connection with such Asset Sale, (ii) the reasonable expenses (including legal fees and brokers' and underwriters' commissions, lenders' fees or credit enhancement fees, in any case, paid to third parties or, to the extent permitted hereby, Affiliates) incurred in effecting such issuance or sale and (iii) any taxes reasonably attributable to such sale and reasonably estimated by the Borrower or its Subsidiaries to be actually payable.

             "NON-EXCLUDED TAXES": as defined in subsection 2.15(a).

             "NOTE": as defined in subsection 2.1(b).

             "OBLIGATIONS": all Indebtedness, obligations and liabilities of the Borrower or any and all of its Subsidiaries to the Lender, individually or collectively, now existing or hereafter arising, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Financing Documents or in respect of the Loan or the Note or other instruments at any time evidencing any thereof.

             "OBSOLETE PROPERTY": any property of the Borrower or any of its Subsidiaries which is obsolete, outdated or worn out or the useful life of which has ended, in each case in the good faith determination of the Borrower or any applicable Subsidiary.

             "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any Governmental Authority which succeeds to the powers and functions thereof.

             "PERMITTED LIENS": as defined in subsection 6.4.

             "PERSON": an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

             "PLAN": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
     Section 3(5) of ERISA.

             "PRIME RATE": for any day, a rate equal to the variable rate of interest per annum, most recently announced by the Lender at its headquarters in Boston, Massachusetts, as its "prime rate," with the understanding that the Lender's "prime rate" is one of its interest rates and serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest of the Lender's interest rates. Any change in the Prime Rate shall be effective as of the effective date stated in the announcement by the Lender of such change.

             "PRIME RATE LOANS": the portion of the unpaid principal amount of the Loan for which the rate of interest is based upon the Prime Rate.

             "PURCHASE MONEY INDEBTEDNESS": any Indebtedness incurred by the Borrower or any of its Subsidiaries, whichever is applicable, in connection with the acquisition by the Borrower or any of its Subsidiaries, whichever is applicable, of any real or personal property.

             "REPORTABLE EVENT": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg.
     Section 2615.

          "REQUIREMENT OF LAW": as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "RESPONSIBLE OFFICER": as to any Person, the chief executive officer and the president of such Person or, with respect to financial matters, the chief financial officer of such Person or, in either case, such other executive officers as may be designated from time to time by such Person in writing to the Lender.

             "RESTRICTED CASH": as defined in accordance with GAAP.

             "RESTRICTED PAYMENTS": as defined in subsection 6.9.

             "SEC": the United States Securities and Exchange Commission or any other federal governmental agency which may hereafter perform its functions.

             "SECURITY AGREEMENTS": collectively, the Borrower Security Agreement and the Subsidiary Security Agreements.

             "SECURITY DOCUMENTS": collectively, the Security Agreements and all other security agreements, pledge agreements, financing statements, assignments, mortgages, agreements, documents and instruments now or hereafter delivered to the Lender granting a Lien on any asset or assets of any Person to secure the Obligations or to secure any guarantee of any such Obligations and, including, without limitation, any such document delivered pursuant to subsections 5.10 and 5.11.

             "SOLVENT": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount that will be required to pay all "liabilities of such Person, contingent or otherwise", as of such date (as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (c) such Person will be able to pay its debts as they mature, taking into account the timing of and amounts of cash to be received by such Person and the timing of and amounts of cash to be payable on or in respect of indebtedness of such Person; in each case after giving effect to (A) as of the Closing Date the making of the extensions of credit to be made on the Closing Date and to the application of the proceeds of such extensions of credit and (B) on any date after the Closing Date, the making of any extension of credit to be made on such date, and to the application of the proceeds of such extension of credit. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

             "SUBORDINATED DEBT": any and all Indebtedness, liabilities and obligations of the Borrower to any Person (other than the Lender) which is subordinated to the Obligations upon terms and conditions which are reasonably satisfactory to the Lender and shall include Indebtedness pursuant to the Indenture.

             "SUBORDINATION AGREEMENTS": any subordination agreement (or provision) by which the Subordinated Debt is subordinated to the Obligations upon terms and conditions which are reasonably satisfactory to the Lender.

             "SUBSIDIARY": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

             "SUBSIDIARY GUARANTY": the Subsidiary Guaranty to be executed and delivered by each Domestic Subsidiary, substantially in the form of EXHIBIT C as the same may be amended, supplemented or otherwise modified from time to time.

             "SUBSIDIARY SECURITY AGREEMENT": the Subsidiary Security Agreement
     - All Assets to be executed and delivered by each Domestic Subsidiary in favor of the Lender, substantially in the form of EXHIBIT D, as the same may be amended, supplemented or otherwise modified from time to time.

             "TAX CODE": the Internal Revenue Code of 1986, as amended from time to time.

             "TYPE": as to any Loan, its nature as a Prime Rate Loan or a LIBOR Loan.

             "UCC": the Uniform Commercial Code as from time to time in effect in The Commonwealth of Massachusetts.

             "UNRESTRICTED CASH": any cash that is not Restricted Cash.

     2. USE OF TERMS. The use of the singular of terms which are defined in the plural shall mean and refer to any one of them; and pronouns used herein shall be deemed to include the singular and the plural and all genders. The use of the connective "or" is not intended to be exclusive; the term "may not" is intended to be prohibitive and not permissive; use of "includes" and "including" is intended to be interpreted as expansive and amplifying and not as limiting in any way.

     The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references in this Agreement to Articles, Sections, Exhibits, Schedules and Appendices refer to Articles, Sections, Exhibits, Schedules and Appendices of this Agreement unless otherwise indicated. All Exhibits, Schedules and Appendices attached to this Agreement are incorporated herein and made a part hereof.

--------------------------------------------------------------------------------

                                CREDIT AGREEMENT
                                (the "AGREEMENT")

                                 by and between

                         CITIZENS BANK OF MASSACHUSETTS
                                 (the "LENDER")

                                       and

                          CUBIST PHARMACEUTICALS, INC.
                                (the "BORROWER")

--------------------------------------------------------------------------------

                                  LIEN SEARCHES

                                   APPENDIX B

                                                                      APPENDIX C

                        [FORM OF COMPLIANCE CERTIFICATE]

                             COMPLIANCE CERTIFICATE

     Reference is hereby made to a certain Credit Agreement, dated as of February __, 2003 (as the same may be amended, modified, supplemented, extended or restated, from time to time, the "CREDIT AGREEMENT") by and between CUBIST PHARMACEUTICALS, INC., a Delaware corporation (the "BORROWER") and CITIZENS BANK OF MASSACHUSETTS, a Massachusetts bank (the "LENDER"). All capitalized terms not defined herein but defined in the Credit Agreement shall have the meanings given to such terms in the Credit Agreement.

     The undersigned hereby certifies that he or she is a Responsible Officer of the Borrower and as such, is authorized, for and on behalf of the Borrower, to execute and deliver this Compliance Certificate to the Lender in accordance with the provisions of the Credit Agreement. Pursuant to the provisions of subsection 5.1(c) of the Credit Agreement, the undersigned hereby certifies to the Lender as follows:

             1. Each of the representations and warranties made by the Borrower and its Subsidiaries in or pursuant to the Financing Documents are true and correct in all material respects on and as of the date hereof, as if made on and as of the date hereof, except (a) to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (b) as follows:

                    [Describe divergences, if any]

             2. Since the end of the last fiscal quarter of the Borrower, no Material Adverse Change has occurred except:

                    [Describe, if any]

             3. Except as set forth in the certificates attached hereto and except as heretofore disclosed to the Lender in previous Compliance Certificates, there has been no change (i) in the Certificate of Incorporation or By-laws of the Borrower, or (ii) in the incumbency of the officers of the Borrower whose signatures have heretofore been certified to the Lender.

             4. The financial statements submitted herewith (if any) are in compliance with the applicable provisions of subsections 5.1 and 5.2 of the Credit Agreement.

             5. The undersigned has reviewed or caused to be reviewed all of the Financing Documents, and based upon such review and to the knowledge of the undersigned, no Default or Event of Default has occurred and is continuing as of the date hereof (or if applicable, will occur after giving effect to the making of the Loans requested to be made on the date hereof), except as follows:

                    [Describe Defaults or Events of Default]

             6. Attached hereto as EXHIBIT 1 are calculations demonstrating that, based upon the financial statements of the Borrower and its Subsidiaries submitted herewith (if any), the Borrower and its Subsidiaries were in compliance as of the date of such financial statements with all financial covenants set forth in subsection 5.13 of the Credit Agreement to be measured as of such date, except as noted on EXHIBIT 1 attached hereto.

             7. Any changes in the chief executive office and chief place of business of the Borrower or any of its Subsidiaries which have occurred and/or any additional locations at which any of the Inventory or equipment are kept, notice of which has not yet been provided to the Lender, in accordance with the provisions of the Security Documents, are set forth below:

                    [Describe]


     EXECUTED under seal as of this ________ day of __________________, ______.


                                              CUBIST PHARMACEUTICALS, INC.


                                              By:
                                                 --------------------------
                                                 Name:
                                                 Title:
                                                   Its duly authorized officer

                                                                       EXHIBIT 1

     SECTION 5.13 INVESTMENTS

     (a)  Actual Unrestricted Cash and Cash Equivalents:
                                                                 --------------
          Required Unrestricted Cash and Cash Equivalents:
                                                                 --------------

     (b)  1. Unrestricted Cash & Cash Equivalents:
                                                                 --------------
          2. Total Liabilities:
                                                                 --------------
             Minus

          3. Subordinated Debt:
                                                                 --------------
             Equals

                                                                 --------------
          4. Defined Total Liabilities (2 Minus 3):
                                                                 --------------

          Ratio (1 divided by 4):
                                                                 --------------
          Required Ratio:                                          1.00
                                                                 --------------

     SECTION 6.15 CURRENT MATURITIES OF LONG TERM DEBT

          1. Current Maturities of Long Term Debt:
                                                                 ---------------
          2. Principal Payments Last 12 Months:
                                                                 ---------------

             Greater of (1) or (2):
                                                                 ---------------
             vs.
             Maximum Permitted:                                    6,000,000
                                                                 ---------------

                                        3